FORM 3
          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


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                                                   OMB Number:   3235-0104
                                                   Expires:   January 31, 2005
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                                                   hours per response . . .0.5

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)

1.  Name and Address of Reporting Person*

    Hansel, Benjamin
    ----------------
    (Last)  (First)  (Middle)

    2001 Potomac
    ------------
    (Street)

    Houston, Texas  77057
    ---------------------
    (City)  (State)  (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)

    2/6/03

3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

    N/A

4.  Issuer Name and Ticker or Trading Symbol

    Highway One-Oweb, Inc.

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director                          X  10% Owner
    ---                                ---

     X  Officer (give title below)         Other (specify below)
    ---                                ---

    CEO, CFO
    --------

6.  If Amendment, Date of Original (Month/Day/Year)

    N/A

7.  Individual or Joint/Group Filing (Check Applicable Line)

    X  Form filed by One Reporting Person
   ---

       Form filed by More than One Reporting Person
   ---

          Table I  - Non-Derivative Securities Beneficially Owned

1.  Title of Security
    (Instr. 4)

    Common Stock

2.  Amount of Securities Beneficially Owned (Instr. 4)

    20,000,000

3.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)

    D

4.  Nature of Indirect Beneficial Ownership (Instr. 5)



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                               (Over)
                                                               SEC 1473 (3-99)

  Table II ( Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4)

2.  Date Exercisable and Expiration Date (Month/Day/Year)

    Date Exercisable               Expiration Date

3.  Title and Amount of Securities Underlying Derivative Security (Instr. 4)

    Title                          Amount or Number of Shares

4.  Conversion or Exercise Price of Derivative Security

5.  Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
    (Instr. 5)

6.  Nature of Indirect Beneficial Ownership (Instr. 5)


Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                       /s/ Ben Hansel                                 3/5/03
                       --------------                                 ------
                       **Signature of Reporting Person                Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

       Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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